Exhibit 10.9

July 7, 2016

By Hand Delivery

Jeffrey M. Schumm

Chief Administrative Officer, General Counsel

and Corporate Secretary

3451 Plano Parkway

Lewisville, TX 75056

Dear Jeff,

Reference is made to your Employment Agreement with Orthofix Inc. (the “Company”) and Orthofix International N.V. (“Parent”), entered into and effective as of December 6, 2010 (the “Employment Agreement”).  You have informed the Company and the Parent that you will cease serving as an employee of the Company as of August 4, 2016.  In connection therewith, you have resigned, effective as of the date hereof, from all director and officer positions that you hold with Parent and any of its direct and indirect subsidiaries, as applicable.  This letter agreement (the “Agreement”) confirms that you are ceasing your employment pursuant to Section 4.4 of the Employment Agreement (Termination with Good Reason), and are entitled to the severance set forth in the Employment Agreement, and specifically as set forth in Section 5.1 of the Employment Agreement, subject to the requirements therein.

Pursuant to this Agreement, you further hereby agree to assist and fully cooperate with the Company, Parent and their respective subsidiaries and affiliates regarding any litigation, government investigation or dispute concerning the period of your employment with the Company, including without limitation, review of documents, interviews with Company and Parent counsel, and written or verbal testimony at trial, deposition or other legal proceedings, as determined by the Company or Parent as necessary from time to time, including, without limitation, product recalls, pending federal and state investigation, and any proceedings connected thereto. You agree to testify truthfully in any such proceeding and to provide truthful information in your dealings with our counsel.  In the event that you are requested by the Company to provide the assistance identified in this paragraph, and/or render any assistance the Company or Parent deems necessary or appropriate, as aforesaid, the Company will compensate you for the amount of time you expend in conjunction with your rendition of such service(s), such compensation to be commensurate with the rate of compensation currently paid to you, and the Company will reimburse you for any actual out-of-pocket expenses reasonably incurred by you in rendering such service(s).  Nothing in this paragraph shall be construed, however, to restrict your ability, on advice of counsel, to rely on any rights you may possess in connection with any request for information or testimony from the any governmental agency, or construed to permit the Company to take any adverse action pursuant to the terms of this paragraph should you rely on such rights.

In addition, the Company has agreed to accelerate the remaining time-based vesting of the specific restricted stock grant made to you on March 11, 2015.

I want to take this opportunity to thank you on behalf of myself and the Company for your years of dedicated and loyal service to the Company and wish you well in your future endeavors.

Sincerely,

/s/ Bradley R. Mason

Bradley R. Mason

President and Chief Executive Officer

Accepted and agreed:

Signature:  /s/ Jeffrey M. Schumm

Date:    July 7, 2016

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